UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant    ☑
Filed by a party other than the registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

IZEA Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑    No fee required.

☐    Fee paid previously with preliminary materials

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IZEA Worldwide, Inc.

1317 Edgewater Drive, #1880
Orlando, Florida 32804
Dear Stockholder:
    As you are aware, the 2022 annual meeting of the stockholders (the “Annual Meeting”) of IZEA Worldwide, Inc. (the “Company,” “we,” or “our”) will be held on Monday October 3, 2022 at 3:00 p.m. local time, at Hilton Garden Inn, 1275 Lee Road, Winter Park, FL 32789.
The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission on August 18, 2022 (the “Proxy Statement”).
Quorum Requirement
The purpose of this letter is to provide new information about the quorum requirement for the Annual Meeting. On September 26, 2022, our Board of Directors adopted resolutions to amend our Bylaws to provide that the holders of 33 1/3% of the outstanding shares of stock will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Bylaw Amendment”), including at the Annual Meeting. Our Bylaws previously provided that the holders of a majority of the outstanding shares of stock constituted a quorum at all meetings of our stockholders for the transaction of business. In 2021, the Company had to adjourn its annual meeting due to a quorum not being met, requiring additional costs and resources in order to hold a stockholder meeting. By reducing the quorum requirement from a majority of outstanding stock to 33 1/3% of outstanding stock, we are more likely to reach quorum and hold a valid stockholders meeting. Our Board of Directors believes that the new quorum requirement is high enough to ensure that a broad range of stockholders are represented at meetings, while also reducing the risk of the Company needing to adjourn such meetings.
Supplemental Disclosures to the Proxy Statement
The following section of the Proxy Statement is amended as follows:
Q: What is the quorum requirement for the Annual Meeting?
A: A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least ~~a majority~~ 33 1/3% of the outstanding shares of common stock as of the Record Date are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 62,269,674 shares outstanding and entitled to vote. Thus, the holders of ~~31,134,838~~ 20,756,558 shares must be present in person or represented by proxy at the annual meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the Annual Meeting. Broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
Impact on Proposals 2 and 3
The approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast on the matter. As a result of the Bylaw Amendment, fewer outstanding shares of stock will be required to constitute a quorum at the Annual Meeting. This means that, if the number of shares represented at the Annual Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares of stock, the affirmative vote of fewer shares will be required to approve each of Proposals 2 and 3 than if the Bylaw Amendment had not been approved.

Additional Information
This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.
YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the Annual Meeting, we ask that you promptly cast your vote via telephone or the internet following the instructions provided in the Notice of Internet Availability of Proxy Materials. We encourage you to vote via the internet, because we believe doing so provides the most convenient option for our stockholders, lowers the cost of our annual meeting and conserves natural resources.

By order of the Board of Directors:

Edward H. (Ted) Murphy
September 27, 2022	Chairman, President, and Chief Executive Officer